Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Reg. No. 333-191671), Registration Statement on Form S-8 (Reg. No. 333-191675), and Registration Statement on Form S-8 (Reg. No. 333-191677) of our reports dated November 26, 2014, relating to the consolidated financial statements of EZCorp, Inc., and the effectiveness of EZCorp Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of EZCorp, Inc. for the year ended September 30, 2014.

/s/ DELOITTE & TOUCHE LLP

Austin, Texas
November 26, 2014